               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

               ----------------------------------

                            FORM 8-K

                         CURRENT REPORT
               PURSUANT TO SECTION 13 OR 15(D) OF
               THE SECURITIES EXCHANGE ACT OF 1934


 Date of Report (Date of earliest event reported): MAY 23, 1995



                   INSITUFORM MID-AMERICA, INC.
     (Exact name of registrant as specified in its charter)


     DELAWARE                 0-15280               43-1319439
 (State or other         (Commission File        (I.R.S. Employer
 jurisdiction of              Number)             Identification
  organization)                                       Number)


           17988 EDISON AVENUE
         CHESTERFIELD, MISSOURI                   63005-3700
(Address of principal executive offices)          (Zip Code)


Registrant's telephone number, including area code:  (314) 532-6137

ITEM 1.   CHANGES IN CONTROL OF REGISTRANT.

          On May 23, 1995, Insituform Mid-America, Inc., a Delaware corporation (the "Company"), Insituform Technologies, Inc., a Delaware corporation ("ITI"), and ITI Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of ITI ("ITI Sub"), executed an Agreement and Plan of Merger (the "Merger Agreement") which provides for the merger (the "Merger") of ITI Sub with and into IMA, as a result of which IMA will become a wholly-owned subsidiary of ITI.

          Under the terms of the Merger Agreement, upon consummation of the Merger holders of the class A common stock, $.01 par value (the "Class A Common Stock"), of the Company will be entitled to receive 1.15 shares of the class A common stock, $.01 par value (the "ITI Common Stock"), of ITI for each share of Class A Common Stock held. In connection with the Merger Agreement, the holders of all of the outstanding shares of class B common stock, $.01 par value (the "Class B Common Stock") of the Company have entered into letter agreements with the Company and ITI pursuant to which each holder has agreed that, immediately prior to the consummation of the Merger, such holder shall convert each outstanding share of Class B Common Stock beneficially owned by such person into one share of Class A Common Stock in accordance with the terms of the Class B Common Stock. Additionally, in connection with the pooling-of-interests treatment of the Merger each of the directors and executive officers of the Company and certain of the Company's stockholders have agreed to certain restrictions on the transfer of shares of Class A Common Stock, Class B Common Stock and ITI Common Stock owned by them.

          Consummation of the Merger is subject to certain conditions, including without limitation: (i) approval of the Merger Agreement by the stockholders of the Company and ITI; (ii) registration of the shares of ITI Common Stock to be issued pursuant to the Merger under the Securities Act of 1933, as amended, and all applicable state securities laws; (iii) receipt of an opinion of counsel that the Merger will qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended;
(iv) confirmation that the transaction will qualify for pooling-of-interests accounting treatment; (v) expiration or termination of the applicable waiting period under The Hart-Scott-Rodino Antitrust Improvements Act of 1976; and (vi) satisfaction of certain other closing conditions.

          Pursuant to the Merger Agreement and a letter agreement entered into between the Company and ITI concurrently with the Merger Agreement, the Company and ITI have extended the Amended and Restated Cooperation Agreement dated April 28, 1995 between the Company and ITI under which the parties agreed to stay assertion of any rights in a dispute with respect to the Company's acquisition of the pipeline rehabilitation business of ENVIROQ Corporation in April 1995, without ITI's consent. The Merger Agreement and the letter agreement provide that, subject to certain procedural steps to preserve the rights of the parties, the Amended and Restated Cooperation Agreement shall be extended until the consummation of the Merger or such earlier date as shall occur upon the termination of the Merger Agreement.

          The Merger Agreement provides that in connection with the Merger ITI shall take all actions necessary to cause Jerome Kalishman, Robert W. Affholder and Alvin J. Siteman, current directors of the Company, to be appointed to the Board of Directors of ITI. Additionally, Mr. Kalishman, Chairman of the Board of the Company, would become Vice Chairman of the Board of ITI and would also be retained by ITI as a consultant for a period of two years. Mr. Affholder, President of the Company, would enter into a three-year employment agreement with ITI under which he would initially become chief operating officer of ITI's North American contracting operations.

          ITI is based in Memphis, Tennessee and provides trenchless pipeline rehabilitation systems and technologies throughout the world. For the year ended December 31, 1994, ITI reported total revenues of $148.2 million.

          For additional information regarding the Merger Agreement and the transactions contemplated therein, please refer to the exhibits included as part of this Current Report on Form 8-K.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

          (c)  Exhibits.  See Exhibit Index.
               --------

                          SIGNATURES

          Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  June 1, 1995

                                INSITUFORM MID-AMERICA, INC.



                                By /s/ Joseph F. Olson
                                  ------------------------------------------
                                   Joseph F. Olson, Vice President - Finance
                                   and Administration

                                           EXHIBIT INDEX
                                                                                         Sequential
Exhibit                                                                                     Page
Number                           Description                                               Number
- -------                          -----------                                             ----------
  2         Agreement and Plan of Merger, dated as of May 23, 1995, by and among the Registrant, ITI Acquisition Corp. and Insituform
            Technologies, Inc.

  4.1       Form of Conversion Letter, dated May 23, 1995, by and among the
            Registrant, Insituform Technologies, Inc. and the holders of the Registrant's Class B Common Stock with respect to the conversion of shares of Class B Common Stock into Class A Common Stock

  99.1 Letter Agreement, dated May 23, 1995, by and between the Registrant and Insituform Technologies, Inc.

  99.2      Joint Press Release, dated May 24, 1995
